UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     May 22, 2012

ATHENA SILVER CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	_000-51808	25-1909408
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

2010A Harbison Drive #312, Vacaville, CA	95687
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (707) 884-3766

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 2.01      COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

Effective May 22, 2012, the President of Athena Silver Corporation, a Delaware corporation (the “Company”) placed a winning bid to a Right to Purchase 661.37 acres of undeveloped land in fee simple, located in San Bernardino County that was sold in a property tax auction conducted on behalf of the County last week.  The parcel is all of Section 13 located in Township 7 North, Range 4 East.   The purchase price is $135,500 cash together with any closing costs or slightly over $200 per acre. John D. Gibbs, a related party and principal shareholder, has committed to fund the entire purchase price with a 1% unsecured loan due on demand.  As is customary in a tax auction, we may not be able to obtain title insurance on the property for approximately one year.

Effective May 22, 2012, the Company’s President executed an Assignment of Right to Purchase Property assigning all of his right, title and interest in the Right to Purchase Property to the Company’s wholly-owned subsidiary, Athena Minerals, Inc. (“AMI”).  Pursuant to the Assignment of Right to Purchase Property, AMI shall assume the President’s obligations under the Right to Purchase Property.  A copy of the Assignment of Right to Purchase Property is filed herewith.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBGLIATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

Effective May 22, 2012, Athena Silver Corporation (the “Company”) issued a Promissory Note evidencing a loan by John D. Gibbs (“Gibbs”) in the original principal amount of $135,000.   The proceeds of the loan was used to consummate the real property acquisition described in Item 2.01 above.  The Promissory Note bears interest at the rate of one percent (1%) per annum, is due in full upon demand and is unsecured.

ITEM 9.01:     FINANCIAL STATEMENTS AND EXHIBITS

Item	Title
99.1	Assignment of Right to Purchase Property
99.2	Promissory Note dated May 22, 2012

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Athena Silver Corporation

Date: May 25, 2012	By: __/s/ John C. Power____ John C. Power President and Chief Executive Officer Principal Accounting Officer

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